Exhibit 99.1

PRESS RELEASE
(4/1/08)

Jack Alderman, Chairman and founder of E Energy Adams, LLC, announced on Tuesday that he will be stepping down from his Board post. “Three years ago, I had a dream of starting an ethanol plant in the Midwest. I have seen that dream come true in Adams, Nebraska.” When asked what his plans for the future are, Alderman commented, “I’m a developer. My job here is done. But there are a number of opportunities that lie ahead in the renewable fuels industry. I’m not retiring, but simply moving on to my next challenge.”

Carl Sitzmann, CEO of E Energy Adams, said that Alderman will certainly be missed. “Jack has contributed heart and soul to this place, and it shows. Jack’s decision to choose Fagen/ICM to design and build the plant was key to a successful start-up and stable operation.” The plant began operations in late October 2007 and has exceeded nameplate capacity ever since the first week of operations.

Todd Sneller, Administrator of the Nebraska Ethanol Board, commented that “Jack made quite an impact in Nebraska and the industry when he showed up three years ago.” The Company raised approximately $50 million in equity in less than one week back in 2006. “Jack’s efforts and ability to establish relationships with key individuals was instrumental to his success. He is truly an entrepreneur,” said Sneller.

Duane Wollenburg, Vice Chairman of the Board for E Energy Adams, echoed Sneller’s sentiments. “Jack was driven from the moment he set foot in Nebraska. His time commitment to the project was nothing short of stellar. I speak for all the Board in saying that it’s been a pleasure and a privilege to work with Jack, and we wish him the best in his next venture.” Wollenburg will act as interim chairman until a replacement is chosen.

This release contains forward-looking statements that involve future events, our future performance and our expected future operations and actions.  These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those identified in our Securities and Exchange Commission filings.  Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in our SEC filings.  We are not under any duty to update the forward-looking statements contained in this release.  We cannot guarantee future results, levels of activity, performance or achievements.  We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication.  You should read this release with the understanding that our actual future results may be materially different from what we currently expect.  We qualify all of our forward-looking statements by these cautionary statements.